Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and
Reports Earnings for Second Quarter 2007

Houston, July 27, 2007 – Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.925 per unit payable August 14, 2007 to unitholders of record on August 6, 2007.  The Partnership also reported its most recent earnings results, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Net income	$68.6	$70.4	$107.7	$151.5
Net income per unit	0.69	0.96	1.10	2.08
Adjusted EBITDA	127.5	130.3	245.8	244.3
Adjusted net income	64.9	68.7	120.3	122.1
Adjusted net income per unit	0.64	0.93	1.25	1.65

Adjusted earnings reported above exclude the effect of noncash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s hedging transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standards No. 133.  (See Non-GAAP Reconciliations section below.)

”We are pleased with the Partnership’s performance in the second quarter,” commented Terrance L. McGill, president of the Partnership’s management company and of its general partner.  “Utilization of our major crude oil system was similar to levels achieved in the second quarter last year.  We also had good results from our natural gas business due to increased system throughputs, additional gas processing capacity and a healthy contribution from marketing.  In the second half of this year, we expect earnings will start to accelerate as contributions increase from the first two stages of our East Texas system extension and expansion (“Clarity”) project and other new assets placed in service over the course of the year.”

“We expect earnings acceleration will be a trend for the Partnership over the next several years.  Our capital expansion plans for the 2006 to 2010 time frame exceed $5 billion, which will more than double the Partnership’s asset base,” McGill added.  “Continued successful execution of our expansion projects should lead to increases in distributable cash flow, timed around completion of major project stages.  On the horizon are the final stage of our Clarity project and the first stage of our “Southern Access” crude oil mainline expansion, which are scheduled to commence service in early 2008.”

For the second quarter of 2007, the Partnership reported progress on natural gas system projects, as follows:

•                  The Clarity project in East Texas features a new 36-inch diameter, 700 MMcfd natural gas pipeline to move growing production in East Texas to markets in southeastern Texas and to interconnects with a number of interstate pipelines.  Clarity Stage 1 facilities were completed in the first quarter this year, including two pipeline segments and the 200 MMcfd Marquez treating plant, which is being phased into operation.  Clarity Stage 2 includes an upstream pipeline segment, which is due to be commissioned in the near term, to access natural gas supply from the Bethel, Texas hub.  Stage 2 also includes a downstream extension, scheduled for completion in the fourth quarter, which will provide an additional interstate pipeline connection.  The third and final stage of Clarity will provide additional interstate and wholesale customer connections by early 2008.  Weather delays and cost pressures related to labor, materials and right-of-way have prompted an increase in the estimated capital cost for the project to $635 million.  The increase will not have a material impact on expected returns.

•                  The Partnership’s $61 million Hidetown processing plant on the Anadarko System was completed in late April and has ramped up to near-design capacity of 120 MMcfd.  Other projects totaling approximately $75 million are underway to add 30 MMcfd of processing capacity for the Anadarko System and 75 MMcfd for the North Texas System in the third quarter.  On the East Texas System, construction commenced on three conditioning plants that will have an aggregate capacity of 600 MMcfd.  This $47 million project is expected to be completed late this year.

The Partnership is also making progress on a number of significant crude oil transportation and storage projects.  Recent developments include:

•                  The Southern Access Expansion Program of the Lakehead System is proceeding on schedule to add capacity for delivery of heavy crude oil to the Chicago area.  The first stage of the project will provide 190,000 barrels per day (bpd) of incremental capacity by early 2008 and the second stage will add 210,000 bpd in early 2009.  Recently revised estimates indicate the capital cost for the project will be approximately $1.8 billion.  Under the rate setting methodology agreed to with shippers, 88 percent of the increased capital cost will flow through to shipper rates.

•                  In June, Enbridge and the Partnership finalized commercial terms with customers for the 450,000 bpd Alberta Clipper Expansion Program between Hardisty, Alberta, and Superior, Wisconsin.  The Partnership will undertake the U.S. portion of the project at an estimated cost of $1.0 billion (in 2007 dollars, excluding capitalized interest) and with a target completion date by mid 2010.  The 15-year tariff agreement provides for a return on equity equal to the National Energy Board of Canada’s multi-pipeline rate plus 2.25 percent.  (The NEB multi-pipeline rate is set annually and is currently 8.46 percent.)  The agreed capital structure assumes 55 percent equity and 45 percent debt financing.  Operating costs will be recovered using an indexed methodology, with costs being rebased at each five year anniversary.  An allowance for income taxes will be collected as permitted under rules of the U.S. Federal Energy Regulatory Commission.  Tariffs will be rolled into existing Lakehead System tolls as a surcharge determined annually and based on actual volumes which utilize the system.  This mechanism effectively shields the Partnership from crude oil supply risk over which it has no control.  Incentive and penalty provisions related to the final completion date and capital cost of the project are in place that, if triggered, would increase or decrease the initial allowed rate base.  The project remains subject to regulatory approvals and permits in the U.S. and Canada.

•                  The approximate $0.1 billion 30,000 bpd expansion of the North Dakota System is on schedule to be completed in the latter half of 2007.  A binding Open Season to ascertain support from shippers for a potential further 45,000 bpd expansion will conclude in early August.

•                  Since late 2006, 2.2 million of the 5 million barrels of merchant storage capacity being added at the Partnership’s Cushing, Oklahoma, crude oil terminal have been placed in service.  The approximate $0.1 billion project will be completed by the end of this year.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Operating revenue	$1,738.7	$1,424.7	$3,451.4	$3,313.3
Operating expenses:
Cost of natural gas	1,475.6	1,185.6	2,959.9	2,833.3
Operating and administrative	105.1	87.3	202.8	161.2
Power	27.3	24.2	57.4	50.5
Depreciation and amortization	39.8	34.0	76.3	66.7
Operating income	90.9	93.6	155.0	201.6
Interest expense	21.5	27.6	46.8	55.5
Other income	0.5	4.4	1.9	5.4
Income before income tax expense	69.9	70.4	110.1	151.5
Income tax expense	1.3	——	2.4	——
Net income	$68.6	$70.4	$107.7	$151.5
Allocations to General Partner	9.3	7.2	17.0	14.4
Net income allocable to Limited Partners	$59.3	$63.2	$90.7	$137.1
Weighted average units (millions)	86.5	65.9	82.2	65.8
Net income per unit (dollars)	$0.69	$0.96	$1.10	$2.08

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the second quarter of 2007 with the second quarter of 2006.  The comparison refers to adjusted operating income, which excludes the impact of SFAS 133 gains and losses.  (See Non-GAAP Reconciliations section below.)

Adjusted Operating Income	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Liquids	$44.8	$49.7	$97.4	$101.5
Natural Gas	41.8	42.4	55.9	77.8
Marketing	2.3	0.6	17.1	(5.7)
Corporate	(1.7)	(0.8)	(2.8)	(1.4)
Adjusted operating income	$87.2	$91.9	$167.6	$172.2

Liquids – Second quarter operating income for the Liquids segment declined $4.9 million to $44.8 million.  An increase in average tariffs and additional contract storage fees at Cushing positively affected revenue.  This was partially offset by lower deliveries on the Lakehead and Mid-Continent systems that resulted from scheduled and unscheduled refinery and upgrader turnarounds.  Operating income was also impacted by a $3.1 million increase in power costs due to higher energy rates on the Lakehead System and by a $5.5 million increase in operating costs, primarily attributable to higher pipeline integrity management costs and workforce-related expenses.

Deliveries for the three Liquids systems were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(thousand barrels per day)	2007	2006	2007	2006
Lakehead	1,478	1,482	1,530	1,495
Mid-Continent	248	260	245	248
North Dakota	98	92	95	91
Total	1,824	1,834	1,870	1,834

Natural Gas – The Natural Gas segment recorded a decrease of $0.6 million in quarterly adjusted operating income to $41.8 million.  Operating revenue less cost of natural gas (“gross margin”), benefited from a more than 14 percent increase in volumes on the three largest systems.  This increase was largely attributable to the commissioning of additional processing and treating capacity, as well as completion of stage 1 of the East Texas extension.  Partially offsetting the additional volumes were less favorable processing margins than in the same period of 2006.

Operating expenses increased by $10.9 million over the second quarter of 2006.  Variable operating costs, including workforce-related costs; materials and supplies; and repairs and maintenance of gathering and processing assets, increased in line with the higher system throughput.  Also contributing to the increase were ramp-up costs associated with other capital projects completed during the second quarter and turnaround costs incurred to improve the Zybach processing facility. In April, a project to increase NGL recoveries at the Zybach plant was completed and the plant’s production returned to levels achieved when it was initially commissioned in 2006.

Average daily volumes for the Partnership’s three largest natural gas systems were:

	Three Months Ended June 30,		Six Months Ended June 30,
(MMBtu per day)	2007	2006	2007	2006
East Texas	1,190,000	1,012,000	1,162,000	966,000
Anadarko	588,000	568,000	585,000	565,000
North Texas	352,000	283,000	336,000	281,000
Total	2,130,000	1,863,000	2,083,000	1,812,000

Marketing – The Marketing segment reported adjusted operating income of $2.3 million in the second quarter, compared with $0.6 million in the second quarter of 2006.  The improvement resulted from increased access to preferred natural gas markets attributable to system expansions by the Partnership, as well as stronger pricing in secondary markets.

Partnership Financing – Interest expense decreased by $6.1 million, to $21.5 million for the second quarter.  Debt balances and interest rates were higher than one year ago; however, this was offset by $10.4 million of interest capitalized to construction projects during the quarter, compared with $3.0 million in the year-ago quarter.  Weighted average units outstanding for the quarter increased to 86.5 from 65.9 million units, reflecting the additional partners’ capital raised over the past year for expansions under construction.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable August 14, 2007 to shareholders of record on August 6, 2007.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 2, 2007.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 4:15 p.m. Eastern Time on Friday, July 27, 2007.  Interested parties may watch the live webcast at the link provided below.  A replay will be available shortly afterward.  Presentation slides and condensed unaudited financial statements are also available at the link below.

EEP Earnings Release:  www.enbridgepartners.com/Q

Alternate Webcast Link:  www.vcall.com/IC/CEPage.asp?ID=118938

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until August 10, 2007 by calling (877) 660-6853 and entering Conference Account: 286, ID: 248844.  An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow.  These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Net income	$68.6	$70.4	$107.7	$151.5
Noncash derivative fair value (gains) losses
-Natural Gas	2.6	3.7	5.7	1.9
-Marketing	(6.3)	(5.4)	6.9	(31.3)
Adjusted net income	64.9	68.7	120.3	122.1
Allocations to General Partner	(9.2)	(7.2)	(17.2)	(13.8)
Adjusted net income allocable to Limited Partners	55.7	61.5	103.1	108.3
Weighted average units (millions)	86.5	65.9	82.2	65.8
Adjusted net income per unit (dollars)	$0.64	$0.93	$1.25	$1.65

Natural Gas	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Operating income	$39.2	$38.7	$50.2	$75.9
Noncash derivative fair value losses	2.6	3.7	5.7	1.9
Adjusted operating income	$41.8	$42.4	$55.9	$77.8

Marketing	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Operating income	$8.6	$6.0	$10.2	$25.6
Noncash derivative fair value losses (gains)	(6.3)	(5.4)	6.9	(31.3)
Adjusted operating income (loss)	$2.3	$0.6	$17.1	$(5.7)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Net cash provided by operating activities	$105.9	$70.6	$258.7	$167.0
Changes in operating assets and liabilities, net of cash acquired	(2.8)	34.2	(65.1)	22.8
Interest expense	21.5	27.6	46.8	55.5
Income tax expense	1.3	—	2.4	—
Other	1.6	(2.1)	3.0	(1.0)
Adjusted EBITDA	$127.5	$130.3	$245.8	$244.3

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge

Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.  Its principal crude oil system is the largest transporter of growing oil production from western Canada.  The system’s deliveries to refining centers in the U.S. Midwest account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region.  The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 15 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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